Exhibit 99.2

Aeglea BioTherapeutics Submits BLA to FDA for Pegzilarginase for the Treatment of Arginase 1 Deficiency

BLA submission provides FDA with all pegzilarginase program data to review in detail; Aeglea looks forward to working collaboratively with the FDA on next steps in the review process

If approved, pegzilarginase would be the first FDA-approved treatment for this devastating rare disease

European marketing application on track for submission this year

Austin, Texas, April 12, 2022 - Aeglea BioTherapeutics, Inc. (Nasdaq:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics to benefit people with rare metabolic diseases, today announced that it has submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for pegzilarginase for the treatment of Arginase 1 Deficiency (ARG1-D). Aeglea requested FDA Priority Review at the time of the BLA submission.

Pegzilarginase is a novel, recombinant human arginase 1 enzyme that in clinical trials has been shown to normalize the elevated levels of the amino acid arginine in patients with ARG1-D, a rare, progressive disease characterized by high levels of arginine. People living with ARG1-D experience severe spasticity-related mobility limitations, seizures, developmental delay, intellectual disability, and early mortality.

“The submission of our first BLA is a significant achievement in the evolution of Aeglea, but more importantly, it is an important step forward for the ARG1-D community. While we have recently received feedback from the FDA expressing disagreement on the substantial evidence of effectiveness of pegzilarginase, we believe based on the totality and compelling nature of our clinical results and the high unmet need that the best path forward for both the ARG1-D community and Aeglea was to proceed with the BLA submission and provide the FDA access to all relevant information,” said Anthony G. Quinn, M.B., Ch.B., Ph.D., president and chief executive officer of Aeglea. “On behalf of Aeglea, I’d like to thank all the patients and families, investigators, staff and advocates who have helped us achieve this important milestone. I would also like to thank our employees who have worked incredibly hard over the last few months preparing the BLA to enable this submission. We look forward to continuing to work with the FDA through the review of our BLA and are excited about the potential of pegzilarginase to change the lives of those with ARG1-D.”

Aeglea’s BLA submission includes data from multiple clinical studies in ARG1-D, including the double-blind, placebo-controlled PEACE Phase 3 study and its ongoing long-term extension, a Phase 1/2 clinical trial and an open-label extension study. Results from these trials demonstrate that pegzilarginase is able to rapidly and sustainably lower arginine levels and showed improvements in mobility. In the PEACE study, most treatment-emergent adverse events were mild or moderate in severity and there were no discontinuations due to treatment-emergent adverse events. The FDA has granted pegzilarginase multiple regulatory designations, including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug designations.

“This is an important day for the ARG1-D community. Families living with Arginase 1 Deficiency struggle each day to manage the disease as we cannot keep arginine levels low with the current treatments available to us,” said Alexandra Eaton, mother and caregiver to Josh, who has been burdened with the disease for 24 years. Ms. Eaton, who is also a devoted advocate for the ARG1-D community through her involvement as an advisor and steering committee member of the Arginase 1 Deficiency Foundation, continued, “We are hopeful for a new and better treatment that will change the lives of our loved ones suffering from this devastating disease.”

Immedica Pharma AB, Aeglea’s commercialization partner for pegzilarginase in certain countries in Europe and the Middle East, plans to submit the Marketing Authorization Application (MAA) to the European Medicines Agency in 2022.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality.

The PEACE Phase 3 clinical trial met its primary endpoint with a 76.7% plasma arginine reduction. Additionally, 90.5% of pegzilarginase treated patients achieved normal plasma arginine levels. The arginine lowering was accompanied by a positive trend in Gross Motor Function Measure Part E, a measure of patient mobility. Aeglea’s Phase 1/2 and Phase 2 Open-Label Extension (OLE) data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug designations from the U.S. Food and Drug Administration as well as Orphan Drug Designation from the European Medicines Agency.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. In December 2021, Aeglea announced positive topline data from its PEACE Phase 3 clinical trial for its lead product candidate, pegzilarginase, in patients with Arginase 1 Deficiency. Pegzilarginase has received both Rare Pediatric Disease and Breakthrough Therapy Designations. Aeglea also has an ongoing Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria. AGLE-177 has been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, including the FDA’s review of our BLA for pegzilarginase and the timing of the MAA for pegzilarginase, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, our cash forecasts, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed with the

Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.

Vice President, Investor Relations & Corporate Communications

512.399.5458

investors@aeglea.com

media@aeglea.com